December 2009 Filed pursuant to Rule 433 dated December 4, 2009 relating to Preliminary Pricing Supplement No. 252 dated December 4, 2009 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

ELKS® Based Upon the Common Stock of JPMorgan Chase & Co. due June 29, 2010
Equity LinKed Securities (“ELKS®”)
The ELKS offered will pay a monthly coupon of 8% to 11% per year, to be determined on the pricing date, and will have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  The ELKS do not guarantee any return of principal at maturity.  At maturity the ELKS will pay either (i) an amount of cash equal to the stated principal amount of the ELKS or (ii) if the trading price of the common stock of JPMorgan Chase & Co. decreases to or below the downside threshold price at any time on any trading day over the term of the ELKS, a number of shares of common stock of JPMorgan Chase & Co., equal to the equity ratio (as defined below). The value of those shares of common stock may be significantly less than the stated principal amount of the ELKS and may be zero. The ELKS are senior unsecured obligations of Morgan Stanley, and all payments on the ELKS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per ELKS
Issue price:	$10 per ELKS (see “Commissions and Issue Price” below)
Pricing date:	December 23, 2009
Original issue date:	December 29, 2009 (3 business days after the pricing date)
Maturity date:	June 29, 2010
Underlying equity:	JPMorgan Chase & Co. common stock
Underlying equity issuer:	JPMorgan Chase & Co.
Coupon:	8% to 11% per annum. The actual coupon rate will be determined on the pricing date.
Coupon payment dates:	Monthly, on the 29th of each month, beginning on January 29, 2010
Payment at maturity (per ELKS):
If at any time on any trading day from but excluding the pricing date to and including the valuation date:
•      the trading price has not decreased to or below the downside threshold price, then you will receive an amount in cash equal to $10 per ELKS; or
•      the trading price has decreased to or below the downside threshold price, then you will receive shares of JPMorgan Chase & Co. common stock in exchange for each ELKS in an amount equal to the equity ratio per ELKS. The value of those shares of common stock may be significantly less than the stated principal amount of the ELKS and may be zero.

Initial equity price:	The closing price of the underlying equity on the pricing date
Downside threshold price:	75% of the initial equity price
Equity ratio:	$10 divided by the initial equity price, subject to adjustment for certain corporate events affecting the underlying equity issuer.
Valuation date:	June 24, 2010
Listing:	The ELKS will not be listed on any securities exchange.
CUSIP:	617484647
ISIN:	US6174846476
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public(1)(2)	Agent’s Commissions(2)(3)	Proceeds to Issuer
Per ELKS	$10	$0.15	$9.85
Total	$	$	$
(1)	Plus accrued coupon, if any, from the original issue date.
(2)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of ELKS purchased by that investor.  The lowest price payable by an investor is $9.95 per security.  Please see “Syndicate Information” on page 9 for further details.

(3)
Selected dealers, including Morgan Stanley Smith Barney LLC, and their financial advisors will receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.15 for each ELKS they sell.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 252 dated December 4, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008
THE ELKS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208006

ELKS® Based Upon the Common Stock of JPMorgan Chase & Co. due June 29, 2010
Equity LinKed Securities

Investment Overview

The ELKS can be used:

▪
As an alternative to direct exposure to the underlying equity that provides a fixed return and limited contingent protection against a decline in the price of the underlying equity as long as the trading price of the underlying equity has not decreased to or below the downside threshold price at any time on any trading day from but excluding the pricing date to and including the valuation date.

The ELKS are not principal protected and offer no potential for participation in any appreciation of the underlying equity except in certain limited circumstances.  Once the trading price of the underlying equity has decreased to or below the downside threshold price at any time on any trading day from but excluding the pricing date to and including the valuation date, the ELKS are exposed on a 1:1 basis to the negative or positive performance of the underlying equity.

Maturity:	6 months

Coupon:	8% to 11% per annum. The actual coupon will be determined on the pricing date.

Minimum payment at maturity:	There is no minimum payment at maturity.

Underlying Equity Overview

JPMorgan Chase & Co.
JPMorgan Chase & Co. is a financial holding company. Its SEC file number is 001-05805.
Information as of market close on December 3, 2009

Bloomberg Ticker Symbol: Current Stock Price: Current Dividend Yield:	JPM $41.40 0.48%	52 Weeks ago: 52 Week High (on 10/14/09): 52 Week Low (on 3/9/09):	$30.25 $47.16 $15.90

The underlying equity is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by the issuer of the underlying equity pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 001-05805 through the Securities and Exchange Commission’s website at http://www.sec.gov.  In addition, information regarding the issuer of the underlying equity may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Equity” in these preliminary terms.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying equity is accurate or complete.

The following graph illustrates the historical closing prices of shares of common stock of JPMorgan Chase & Co. from January 1, 2004 through November 30, 2009.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying equity cannot be taken as an indication of its future performance.

Underlying Equity Historical Performance – Daily Closing Values January 1, 2004 to December 3, 2009

December 2009	Page 2

ELKS® Based Upon the Common Stock of JPMorgan Chase & Co. due June 29, 2010
Equity LinKed Securities

Key Investment Rationale

The ELKS offer a short-term income oriented strategy linked to the underlying equity.

▪	A coupon per annum which is higher than the current dividend yield on the underlying equity.

▪	No potential to participate in any appreciation in the underlying equity, except in certain limited circumstances.

▪	ELKS are not principal protected.

Key Benefits

The ELKS provide investors with a coupon greater than the current dividend rate on the underlying equity and greater than the rate we would pay on a conventional debt security with the same maturity in exchange for the risk that investors receive shares of the underlying equity worth less than the stated principal amount if the trading price of the underlying equity has decreased to or below the downside threshold price at any time on any trading day from but excluding the pricing date to and including the valuation date.  The ELKS are not principal protected and offer no potential for participation in any appreciation of the underlying equity except in certain limited circumstances.

Enhanced Yield	▪	A monthly coupon, the rate per annum of which is higher than the current dividend yield on the underlying equity.
	▪	The coupon will be paid regardless of the performance of the underlying equity.
Scenario #1	▪
If the trading price of the underlying equity has not decreased to or below the downside threshold price at any time on any trading day from but excluding the pricing date to and including the valuation date, the ELKS will redeem, at maturity, for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon.  You will not participate in any appreciation in the underlying equity, even if the closing price of the underlying equity at maturity is above the initial equity price.

Scenario #2	▪
If the trading price of the underlying equity has decreased to or below the downside threshold price at any time on any trading day from but excluding the pricing date to and including the valuation date, the ELKS will redeem for a number of shares of the underlying equity.  The value of these shares could be worth substantially less than the stated principal amount and may be zero.  In this scenario, the ELKS will have outperformed the underlying equity on a per annum basis to the extent that the coupon exceeds the dividend yield.

Summary of Selected Key Risks (see page 12)

▪	No guaranteed return of principal.

▪	No participation in appreciation of JPMorgan Chase & Co. common stock, except in certain limited circumstances.

▪	The ELKS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the ELKS.

▪	The market price of the ELKS may be influenced by many unpredictable factors, including the value and volatility of JPMorgan Chase & Co. common stock.

▪	The ELKS will not be listed on any securities exchange and secondary trading may be limited.

▪	The market price of the ELKS will be influenced by many unpredictable factors.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	No affiliation with JPMorgan Chase & Co.

▪	We may engage in business with or involving JPMorgan Chase & Co. without regard to your interests.

▪	You have no shareholder rights.

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ELKS® Based Upon the Common Stock of JPMorgan Chase & Co. due June 29, 2010
Equity LinKed Securities

▪	The ELKS may become exchangeable into the common stock of companies other than JPMorgan Chase & Co.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect JPMorgan Chase & Co. common stock.

▪	Economic interests of the calculation agent and other affiliates of the issuer may be adverse to investors.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the ELKS.

▪	The U.S. federal income tax consequences of an investment in the ELKS are uncertain.

December 2009	Page 4

ELKS® Based Upon the Common Stock of JPMorgan Chase & Co. due June 29, 2010
Equity LinKed Securities

Fact Sheet

The ELKS offered are senior unsecured obligations of Morgan Stanley, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, the ELKS will pay either (i) an amount of cash equal to the stated principal amount of the ELKS, or (ii) if the trading price of the underlying equity decreases to or below the downside threshold price at any time on any trading day over the term of the ELKS, a number of shares of the underlying equity.  The value of those shares may be significantly less than the stated principal amount of the ELKS and may be zero.  The ELKS do not guarantee any return of principal at maturity.  The ELKS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the ELKS are subject to the credit risk of Morgan Stanley.  ELKS is a registered service mark of Citigroup Global Markets Inc.  Used under license.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December 23, 2009	December 29, 2009 (3 business days after the pricing date)	June 29, 2010
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$10 per ELKS
Stated principal amount:	$10 per ELKS (see “Syndicate Information” on page 9)
Denominations:	$10 and integral multiples thereof
Underlying equity:	JPMorgan Chase & Co. common stock
Underlying equity issuer:	JPMorgan Chase & Co.
Coupon:	8% to 11% per annum. The actual coupon rate will be determined on the pricing date.
Payment at maturity:
If at any time on any trading day from but excluding the pricing date to and including the valuation date:
•      the trading price has not decreased to or below the downside threshold price, then you will receive an amount in cash equal to $10 per ELKS; or
•      the trading price has decreased to or below the downside threshold price, then you will receive shares of JPMorgan Chase & Co. common stock in exchange for each ELKS in an amount equal to the equity ratio per ELKS.  The value of those shares of common stock may be significantly less than the stated principal amount of the ELKS and may be zero.

Initial equity price:	The closing price of the underlying equity on the pricing date
Downside threshold price:	75% of the initial equity price
Equity ratio:	$10 divided by the initial equity price, subject to adjustment for certain corporate events affecting the underlying equity issuer.
Valuation date:	June 24, 2010
Risk factors:	Please see “Risk Factors” on page 12.

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ELKS® Based Upon the Common Stock of JPMorgan Chase & Co. due June 29, 2010
Equity LinKed Securities

General Information
Listing:	The ELKS will not be listed on any securities exchange.
CUSIP:	617484647
ISIN:	US6174846476
Minimum Ticketing Amount:	100 ELKS
Tax considerations:
The U.S. federal income tax consequences of an investment in the ELKS are uncertain.  There is no direct legal authority as to the proper tax treatment of the ELKS, and our counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes.  Pursuant to the terms of the ELKS and subject to the discussion in the accompanying preliminary pricing supplement under “United States Federal Taxation,” you agree with us to treat an ELKS, under current law, as a unit consisting of (i) an option on a forward contract written by you to us, that if exercised, requires you to purchase the underlying equity (and cash in lieu of fractional shares) and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the forward contract.  Assuming the characterization of the ELKS as set forth above is respected, a portion of the coupon on the ELKS will be treated as the yield on the deposit, and the remainder will be attributable to the option premium, as described in the section of the accompanying preliminary pricing supplement called “United States Federal Taxation.”  The yield on the deposit will be determined as of the pricing date and set forth in the final pricing supplement.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the ELKS.

Neither this summary nor the section of the accompanying preliminary pricing supplement called “United States Federal Taxation” addresses the U.S. federal income tax consequences of the ownership or disposition of the underlying equity should a holder receive shares of the underlying equity.  Investors should consult their tax advisers regarding the U.S. federal income tax consequences of the ownership or disposition of the underlying equity.

In addition, we will not attempt to ascertain whether the underlying equity issuer is treated as a “U.S. real property holding orporation” (“USRPHC”) within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.  If the underlying equity issuer were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or other disposition of the ELKS.  Non-U.S. Holders should refer to information filed with the Securities and Exchange Commission or another governmental authority by the underlying equity issuer and consult their tax advisers regarding the possible consequences to them if the underlying equity issuer is or becomes a USRPHC.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the ELKS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments, the issues presented

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ELKS® Based Upon the Common Stock of JPMorgan Chase & Co. due June 29, 2010
Equity LinKed Securities

by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the ELKS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the ELKS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the ELKS by taking positions in the underlying equity, in options contracts on the underlying equity listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial equity price of the underlying equity used to calculate the downside threshold price, and, therefore, potentially have raised the downside threshold price relative to the price of the underlying equity on the pricing date absent such hedging activity.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the ELKS by purchasing and selling the underlying equity, options contracts on the underlying equity listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the price of the underlying equity and, therefore, adversely affect the value of the ELKS or the payment you will receive at maturity of the ELKS.  Additionally, such hedging or trading activities during the term of the ELKS could potentially affect whether the price of the underlying equity decreases to or below the downside threshold price and, therefore, whether or not you will receive the stated principal amount of the ELKS or shares of the underlying equity at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including Morgan Stanley & Co. Incorporated (“MS & Co.”), may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the ELKS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the ELKS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the ELKS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no

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ELKS® Based Upon the Common Stock of JPMorgan Chase & Co. due June 29, 2010
Equity LinKed Securities

assurance that any of these class or statutory exemptions will be available with respect to transactions involving the ELKS.

Because we may be considered a party in interest with respect to many Plans, the ELKS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the ELKS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ELKS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such ELKS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the ELKS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the ELKS has exclusive responsibility for ensuring that its purchase, holding and disposition of the ELKS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the ELKS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.15 for each ELKS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the ELKS of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Supplemental Information Concerning Plan of Distribution; Conflicts of Interest" and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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ELKS® Based Upon the Common Stock of JPMorgan Chase & Co. due June 29, 2010
Equity LinKed Securities

Syndicate Information
Issue price of the ELKS	Selling concession	Principal amount of ELKS for any single investor
$10.00	$0.15	<$1MM
$9.975	$0.125	≥$1MM and <$3MM
$9.9625	$0.1125	≥$3MM and <$5MM
$9.95	$0.10	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the ELKS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the ELKS.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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ELKS® Based Upon the Common Stock of JPMorgan Chase & Co. due June 29, 2010
Equity LinKed Securities

How the ELKS Work
The following payment scenarios illustrate the potential returns on the ELKS at maturity.

Payment Scenario 1
The trading price (whether intraday or at the close of trading) of the underlying equity does not decrease to or below the downside threshold price at any time on any trading day from but excluding the pricing date to and including the valuation date, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying equity, even if the trading price of the underlying equity is above the initial equity price at maturity.

Payment Scenario 2
The trading price (whether intraday or at the close of trading) of the underlying equity decreases to or below the downside threshold price at any time on any trading day from but excluding the pricing date to and including the valuation date, and you receive a number of shares of the underlying equity in exchange for each ELKS equal to the equity ratio.  The value of those shares may be significantly less than the stated principal amount of the ELKS and may be zero.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the ELKS

The following examples illustrate the payment at maturity on the ELKS (assuming a six-month term) for a range of hypothetical closing prices for the underlying equity at maturity under two different scenarios for the hypothetical intraday trading prices of the underlying equity during the term of the ELKS, to illustrate the effect on the return at maturity of both the closing price of the underlying equity at maturity and the trading price of the underlying equity relative to the downside threshold price over the term of the ELKS, including on the valuation date.

The hypothetical examples are based on the following hypothetical values and assume a term of six months:

▪ Stated principal amount (per ELKS):	$10
▪ Initial equity price:	$50 (the hypothetical closing price of one share of the underlying equity on the pricing date)
▪ Equity ratio:	0.2 (the $10 stated principal amount per ELKS divided by the hypothetical initial equity price)
▪ Downside threshold price:	$37.50 (75% of the hypothetical initial equity price)
▪ Hypothetical annual coupon:	9.5%
▪ Hypothetical annualized dividend yield:	0.50%

TABLE 1:  This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming a one-year term) on a $10 investment in the ELKS if the trading price of the underlying equity has not decreased to or below the hypothetical downside threshold price of $37.50 at any time on any trading day from but excluding the pricing date to and including the valuation date.  Consequently, the payment at maturity in each of these examples would be made in cash and would not be affected by the value of the underlying equity at maturity.

Hypothetical underlying equity closing price at maturity	Value of payment at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return of the underlying equity*	Total return of the ELKS
$ 0.00	N/A	N/A	N/A	N/A	N/A
$ 35.00	N/A	N/A	N/A	N/A	N/A
$ 40.00	$ 10.00	$ 0.475	$ 10.475	-19.75%	4.75%
$ 45.00	$ 10.00	$ 0.475	$ 10.475	-9.75%	4.75%
$ 50.00	$ 10.00	$ 0.475	$ 10.475	0.25%	4.75%
$ 62.50	$ 10.00	$ 0.475	$ 10.475	25.25%	4.75%
$ 75.00	$ 10.00	$ 0.475	$ 10.475	50.25%	4.75%
$ 87.50	$ 10.00	$ 0.475	$ 10.475	75.25%	4.75%
$ 100.00	$ 10.00	$ 0.475	$ 10.475	100.25%	4.75%
*Assumes dividends are not compounded and not reinvested

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ELKS® Based Upon the Common Stock of JPMorgan Chase & Co. due June 29, 2010
Equity LinKed Securities

TABLE 2:  This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming a one-year term) on a $10 investment in the ELKS if the trading price of the underlying equity has decreased to or below the downside threshold price of $37.50 at any time on any trading day from but excluding the pricing date to and including the valuation date.  Consequently, the payment at maturity in each of these examples would be made by the delivery of shares of the underlying equity and would be affected by the value of the underlying equity at maturity.

Hypothetical underlying equity closing price at maturity	Value of the underlying equity delivered as payment at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return of the underlying equity*	Total return of the ELKS
$ 0.00	$ 0.00	$ 0.475	$ 0.475	-99.75%	-95.25%
$ 12.50	$ 2.50	$ 0.475	$ 2.975	-74.75%	-70.25%
$ 35.00	$ 7.00	$ 0.475	$ 7.475	-29.75%	-25.25%
$ 40.00	$ 8.00	$ 0.475	$ 8.475	-19.75%	-15.25%
$ 45.00	$ 9.00	$ 0.475	$ 9.475	-9.75%	-5.25%
$ 47.625	$ 9.525	$ 0.475	$ 10.00	-4.50%	0.00%
$ 50.00	$ 10.00	$ 0.475	$ 10.475	0.25%	4.75%
$ 62.50	$ 12.50	$ 0.475	$ 12.975	25.25%	29.75%
$ 75.00	$ 15.00	$ 0.475	$ 15.475	50.25%	54.75%
$ 87.50	$ 17.50	$ 0.475	$ 17.975	75.25%	79.75%
$ 100.00	$ 20.00	$ 0.475	$ 20.475	100.25%	104.75%
*Assumes dividends are not compounded and not reinvested

Because the trading price of the underlying equity may be subject to significant fluctuation over the term of the ELKS, it is not possible to present a chart or table illustrating the complete range of possible payments at maturity.  The examples of the hypothetical payment calculations above are intended to illustrate the effect of general trends in the price of the underlying equity over the term of the ELKS on the amount payable to you at maturity, if any.  However, the price of the underlying equity may not increase or decrease over the term of the ELKS in accordance with any of the trends depicted by the hypothetical examples above.  The actual payment amounts received by investors will depend on (a) whether the trading price of the underlying equity falls to or below the downside threshold price from but excluding the pricing date to and including the valuation date and (b) the closing price of the underlying equity at maturity.

You can review the historical prices of the underlying equity in the section below called “Historical Information.”  The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the ELKS.  It is impossible to predict whether the prices of the underlying equity will rise or fall during the term of the ELKS, whether the price of the underlying equity will or will not decrease to or below the downside threshold price during the term of ELKS, or whether the price of the underlying equity at maturity will be above the initial equity price.

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Equity LinKed Securities

Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the ELKS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the ELKS.

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The ELKS are not ordinary senior debt securities — no guaranteed return of principal.  The ELKS combine features of equity and debt.  The terms of the ELKS differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity.  Our payment to you at maturity will either be (i) cash equal to the stated principal amount of each ELKS or (ii) if the trading price (whether intraday or at the close of trading) of the underlying equity decreases to or below the downside threshold price over the term of the ELKS, a number of shares of the underlying equity equal to the equity ratio.  If we deliver shares of the underlying equity at maturity in exchange for each ELKS, the value of those shares may be significantly less than the stated principal amount of each ELKS and could be zero.  See “How the ELKS Work” on page 10.

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You will not participate in any appreciation in the value of the underlying equity, except in certain limited circumstances.  You will not participate in any appreciation in the price of the underlying equity, and your return on the ELKS will be limited to the interest payable on the ELKS, unless: (i) the trading price of the underlying equity declines to or below the downside threshold price at any time on any trading day from but excluding the pricing date to and including the valuation date, scheduled to be June 24, 2010, and (ii) the price of the underlying equity at maturity has recovered and is greater than the initial equity price of the underlying equity.  See “How the ELKS Work” on page 10.

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The ELKS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the ELKS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the ELKS at maturity, and, therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the ELKS.

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The ELKS will not be listed and secondary trading may be limited.  The ELKS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the ELKS.  MS & Co. may, but is not obligated to, make a market in the ELKS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ELKS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the ELKS, the price at which you may be able to trade your ELKS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to not make a market in the ELKS, it is likely that there would be no secondary market for the ELKS.  Accordingly, you should be willing to hold your ELKS to maturity.

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Market price of the ELKS will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the ELKS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the ELKS in the secondary market.  We expect that generally the trading price of the underlying equity on any day will affect the value of the ELKS more than any other single factor.  However because the payment on the ELKS is not directly correlated to the value of the underlying equity, the ELKS will trade differently from the underlying equity.  Other factors that may influence the value of the ELKS include:

o	whether the trading price of the underlying equity has decreased to or below the downside threshold price at any time on any trading day;

o	the volatility (frequency and magnitude of changes in price) of the underlying equity;

o	the dividend rate on the underlying equity;

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and that may affect the underlying equity issuer and the trading price of the underlying equity;

o	interest and yield rates in the market;

o	the time remaining to the maturity of the ELKS;

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Equity LinKed Securities

o	the occurrence of certain events affecting the underlying equity issuer that may or may not require an adjustment to the equity ratio; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your ELKS prior to maturity.  For example, you may have to sell your ELKS at a substantial discount from the stated principal amount if the price of the underlying equity has declined below the initial equity price, especially if it has decreased to or below the downside threshold price at any time after the pricing date of the ELKS.

You cannot predict the future performance of the underlying equity based on its historical performance.  The price of the underlying equity may decrease to or below the downside threshold price and remain below the initial equity price to maturity so that you will receive at maturity shares of the underlying equity worth less than the stated principal amount of the ELKS.  We cannot guarantee that the price of the underlying equity will stay above the downside threshold price over the life of the ELKS or that, if the price of the underlying equity has decreased to or below the downside threshold price, the price of the underlying equity will recover and be at or above the initial equity price at maturity so that you will receive an amount at least equal to the stated principal amount of the ELKS.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase ELKS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the ELKS, as well as the cost of hedging our obligations under the ELKS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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No affiliation with the underlying equity issuer.  The underlying equity issuer is not an affiliate of ours and is not involved with this offering in any way.  Consequently, we have no ability to control the actions of the underlying equity issuer, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity.  The underlying equity issuer has no obligation to consider your interest as an investor in the ELKS in taking any corporate actions that might affect the value of your ELKS.  None of the money you pay for the ELKS will go to the underlying equity issuer.

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Morgan Stanley may engage in business with or involving the underlying equity issuer without regard to your interests.  We or our affiliates may presently or from time to time engage in business with the underlying equity issuer without regard to your interests, including extending loans to, or making equity investments in, the underlying equity issuer or providing advisory services to the underlying equity issuer, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about the underlying equity issuer.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying equity issuer.  These research reports may or may not recommend that investors buy or hold the underlying equity.

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You have no shareholder rights.  Investing in the ELKS is not equivalent to investing in the underlying equity.  As an investor in the ELKS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity.  In addition, you do not have the right to exchange your ELKS for cash or for the underlying equity prior to maturity.

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The ELKS may become exchangeable into the common stock of companies other than the underlying equity issuer.  Following certain corporate events relating to the underlying equity, such as a stock-for-stock merger where the underlying equity issuer is not the surviving entity, you will receive at maturity cash or a number of shares of the common stock of a successor corporation to the underlying equity issuer based on the closing price of such successor’s common stock.  We describe the specific corporate events that can lead to these adjustments in the section of the accompanying preliminary pricing supplement called “Description of ELKS—Antidilution Adjustments.”  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the ELKS.

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The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying equity.  MS & Co., as calculation agent, will adjust the equity ratio and the

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Equity LinKed Securities

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downside threshold price for certain events affecting the underlying equity, such as stock splits and stock dividends, and certain other corporate actions involving the underlying equity issuer, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that could affect the underlying equity.  For example, the calculation agent is not required to make any adjustments if the underlying equity issuer offers common stock for cash or in connection with acquisitions.  If an event occurs that does not require the calculation agent to adjust the amount of the underlying equity payable at maturity, the market price of the ELKS may be materially and adversely affected.

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The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests.  The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the ELKS.  As calculation agent, MS & Co. will determine whether the trading price of the underlying equity has decreased to or below the downside threshold price during the term of the ELKS, whether a market disruption event has occurred, the appropriate payment you receive at maturity and any adjustment to the equity ratio to reflect certain corporate and other events and the appropriate underlying security or securities to be delivered at maturity following certain extraordinary dividends or reorganization events.  Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the equity ratio, may affect the amount payable to you at maturity of the ELKS.  See the section of the accompanying preliminary pricing supplement called “Description of ELKS—Antidilution Adjustments.”

The original issue price of the ELKS includes the agent’s commissions and certain costs of hedging our obligations under the ELKS.  The subsidiaries through which we hedge our obligations under the ELKS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the ELKS.  MS & Co. and other affiliates of ours will carry out hedging activities related to the ELKS, including trading in the underlying equity as well as in other instruments related to the underlying equity.  MS & Co. and some of our other subsidiaries also trade the underlying equity and other financial instruments related to the underlying equity on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the underlying equity and, accordingly, potentially increase the initial equity price used to calculate the downside threshold price and, therefore, potentially have raised the downside threshold price relative to the price of the underlying equity absent such hedging or trading activity.  Additionally, such hedging or trading activities during the term of the ELKS could potentially affect whether the price of the underlying equity decreases to or below the downside threshold price and, therefore, whether or not you will receive the stated principal amount of the ELKS or shares of the underlying equity at maturity.

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The U.S. federal income tax consequences of an investment in the ELKS are uncertain.  There is no direct legal authority as to the proper treatment of the ELKS for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet―General Information―Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the ELKS.  If the IRS were successful in asserting an alternative treatment for the ELKS, the timing and character of income on the ELKS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  We do not plan to request a ruling from the IRS regarding the tax treatment of the ELKS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an

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ELKS® Based Upon the Common Stock of JPMorgan Chase & Co. due June 29, 2010
Equity LinKed Securities

exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

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Equity LinKed Securities

Information about the Underlying Equity

JPMorgan Chase & Co. is a financial holding company incorporated under Delaware law in 1968.  The underlying equity is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by JPMorgan Chase & Co. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 001-05805 through the Securities and Exchange Commission’s website at http://www.sec.gov.  In addition, information regarding JPMorgan Chase & Co. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Description of ELKS—The Underlying Equity; Public Information” in the preliminary pricing supplement for ELKS.

This summary terms and the accompanying preliminary pricing supplement relates only to the ELKS offered hereby and do not relate to the underlying equity or other securities of JPMorgan Chase & Co.  The issuer has derived all disclosures contained in these preliminary terms regarding JPMorgan Chase & Co. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the ELKS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to JPMorgan Chase & Co.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding JPMorgan Chase & Co. is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying equity.

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ELKS® Based Upon the Common Stock of JPMorgan Chase & Co. due June 29, 2010
Equity LinKed Securities

Historical Information
The first table below sets forth the published high and low closing values of, as well as dividends on, the underlying equity for each quarter in the period from January 1, 2004 through December 3, 2009.  The closing price of the underlying equity on December 3, 2009 was $41.40.  The underlying equity experiences periods of high volatility, and you should not take the historical prices of the underlying equity as an indication of future performance.  No assurance can be given as to the price of the underlying equity at any time during the term of the ELKS.

We obtained the information in the tables and graph below from Bloomberg Financial Markets, without independent verification.

JPMorgan Chase & Co. common stock	High ($)	Low ($)	Dividends* ($)
2004
First Quarter	43.01	36.55	0.34
Second Quarter	42.26	35.19	0.34
Third Quarter	40.10	35.87	0.34
Fourth Quarter	40.34	37.02	0.34
2005
First Quarter	39.15	34.58	0.34
Second Quarter	36.26	33.77	0.34
Third Quarter	35.86	33.58	0.34
Fourth Quarter	40.20	33.27	0.34
2006
First Quarter	42.11	38.05	0.34
Second Quarter	46.65	39.95	0.34
Third Quarter	47.22	40.71	0.34
Fourth Quarter	48.95	46.01	0.34
2007
First Quarter	51.65	46.70	0.34
Second Quarter	53.20	48.24	0.34
Third Quarter	50.05	43.00	0.38
Fourth Quarter	47.58	40.46	0.38
2008
First Quarter	48.25	36.48	0.38
Second Quarter	49.25	34.31	0.38
Third Quarter	48.24	31.02	0.38
Fourth Quarter	49.85	22.72	0.38
2009
First Quarter	31.35	15.90	0.38
Second Quarter	38.94	27.25	0.05
Third Quarter	46.47	32.27	0.05
Fourth Quarter (through December 3, 2009)	47.16	41.33	0.05

*As a holder of ELKS, you will not be entitled to receive dividends, if any, that may be payable on the underlying equity.  We make no representation as to the amount of dividends, if any, that the underlying equity issuer will pay in the future.

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